Exhibit 99.1
Mueller Industries, Inc. Reports Third Quarter 2013 Earnings

MEMPHIS, Tenn., October 22, 2013 -- Mueller Industries, Inc. (NYSE: MLI) announced today that Mueller’s net income attributable to normal operations in the third quarter of 2013 was $19.5 million, or 69 cents per diluted share.  This compares with net income of $15.5 million, or 41 cents per diluted share, for the same period of 2012.

In addition, during the third quarter of 2013, the Company recognized an after-tax gain of $22.9 million (or 81 cents per diluted share) on the sale of its Schedule 40 pressure plastics fittings business along with the sale of certain other plastic fittings manufacturing assets.  Also during the third quarter of 2013, the Company recognized an after-tax asset impairment charge of $2.6 million (or 9 cents per diluted share) primarily related to real property associated with the aforementioned plastics sale transaction.  Including these non-recurring items, the Company’s net income in the third quarter of 2013 was $39.9 million, or $1.41 per diluted share.

Net sales for the third quarter of 2013 were $528.9 million compared with $514.2 million in the third quarter of 2012.  The increase in net sales was principally due to a 6.6 percent overall increase in unit volumes offset somewhat by lower copper costs that impacted the selling prices of the Company’s products.  Copper prices decreased to an average of $3.23 per pound in the third quarter of 2013 compared with $3.53 per pound in the third quarter of 2012.

Excluding the aforementioned non-recurring items, the Plumbing & Refrigeration and OEM segments reported an increase in third quarter income from normal operations of $1.1 million and $5.6 million, respectively, compared to the same period in 2012 due notably to the improvement in volumes.

At the end of the third quarter of 2013, the Company’s net book value per share was $23.41, of which $11.40 per share was cash. The Company ended the quarter with $322.2 million of cash on hand and a current ratio of 3.8 to 1.

Regarding the outlook, Greg Christopher, Mueller’s CEO said, “Mueller’s businesses perform best when unit volumes increase.  This is because, once our fixed costs are covered, each added increment of volume tends to generate higher margins.  This was well illustrated by our results for the quarter just ended.  We are on track to increase volumes as the construction industry improves.

“In addition, subsequent to the end of the third quarter of 2013, Mueller closed on the acquisition of Howell Metal Company and entered into a definitive agreement to acquire KME’s Yorkshire Copper Tube business, subject to regulatory approval in the United Kingdom.  Howell manufactures copper tube and linesets for U.S. distribution while Yorkshire Copper Tube produces European standard copper distribution tubes.  These acquisitions complement our strategy to grow and strengthen our core businesses.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “pro forma,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901)753-3226

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MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012

Net sales	$528,854	$514,165	$1,670,826	$1,685,932

Cost of goods sold	456,302	449,718	1,440,277	1,465,744
Depreciation and amortization	7,882	7,870	24,364	23,318
Selling, general, and administrative expense	32,921	32,120	99,078	97,209
Gain on sale of plastic fittings manufacturing assets	(39,765)	—	(39,765)	—
Impairment charges	4,304	—	4,304	—
Insurance settlements	—	—	(106,332)	(1,500)

Operating income	67,210	24,457	248,900	101,161

Interest expense	(1,243)	(353)	(2,940)	(5,711)
Other income, net	842	219	4,324	963

Income before income taxes	66,809	24,323	250,284	96,413

Income tax expense	(26,816)	(8,753)	(92,015)	(29,486)

Consolidated net income	39,993	15,570	158,269	66,927

Net income attributable to noncontrolling interest	(129)	(59)	(1,053)	(900)

Net income attributable to Mueller Industries, Inc.	$39,864	$15,511	$157,216	$66,027

Weighted average shares for basic earnings per share	27,894	37,505	27,852	37,849
Effect of dilutive stock-based awards	361	452	369	444

Adjusted weighted average shares for diluted earnings per share	28,255	37,957	28,221	38,293

Basic earnings per share	$1.43	$0.41	$5.64	$1.74

Diluted earnings per share	$1.41	$0.41	$5.57	$1.72

Dividends per share	$0.125	$0.10	$0.375	$0.30

Summary Segment Data:

Net sales:
Plumbing & Refrigeration Segment	$301,622	$297,913	$942,109	$944,955
OEM Segment	230,396	221,468	741,227	760,995
Elimination of intersegment sales	(3,164)	(5,216)	(12,510)	(20,018)

Net sales	$528,854	$514,165	$1,670,826	$1,685,932

Operating income:
Plumbing & Refrigeration Segment	$54,271	$17,593	$206,708	$68,456
OEM Segment	19,937	14,421	61,199	54,203
Unallocated expenses	(6,998)	(7,557)	(19,007)	(21,498)

Operating income	$67,210	$24,457	$248,900	$101,161

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MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 28, 2013	December 29, 2012
ASSETS
Cash and cash equivalents	$322,177	$198,934
Accounts receivable, net	312,919	271,093
Inventories	234,081	229,434
Other current assets	55,166	47,733

Total current assets	924,343	747,194

Property, plant, and equipment, net	222,751	233,263
Other assets	113,527	123,698

	$1,260,621	$1,104,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$33,036	$27,570
Accounts payable	76,725	87,574
Other current liabilities	134,411	143,552

Total current liabilities	244,172	258,696

Long-term debt	206,550	207,300
Pension and postretirement liabilities	52,205	55,019
Environmental reserves	22,435	22,597
Deferred income taxes	39,698	20,910
Other noncurrent liabilities	1,141	1,667

Total liabilities	566,201	566,189

Total Mueller Industries, Inc. stockholders’ equity	661,749	506,908
Noncontrolling interest	32,671	31,058

Total equity	694,420	537,966

	$1,260,621	$1,104,155

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MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 28, 2013	September 29, 2012

Cash flows from operating activities
Consolidated net income	$158,269	$66,927
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	24,583	23,713
Stock-based compensation expense	4,560	3,042
Insurance settlements	(106,332)	(1,500)
Insurance proceeds – noncapital related	32,395	14,250
Gain on sale of plastic fittings manufacturing assets	(39,765)	—
(Gain) loss on disposal of properties	(3,316)	175
Impairment charges	4,304	—
Deferred income taxes	14,152	2,319
Income tax benefit from exercise of stock options	(670)	(517)
Changes in assets and liabilities, net of business acquired:
Receivables	(38,370)	(15,779)
Inventories	(4,566)	585
Other assets	4,886	(8,434)
Current liabilities	19,649	(21,120)
Other liabilities	(297)	7,834
Other, net	508	1,271

Net cash provided by operating activities	69,990	72,766

Cash flows from investing activities
Capital expenditures	(33,402)	(43,841)
Acquisition of business	—	(11,503)
Insurance proceeds for property and equipment	29,910	42,250
Net (deposits into) withdrawals from restricted cash balances	(2,473)	6,908
Proceeds from the sales of assets	64,966	502

Net cash provided by (used in) investing activities	59,001	(5,684)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(10,449)	(11,415)
Debt issuance cost	(50)	—
Issuance of long-term debt	—	200,000
Issuance (repayment) of debt by joint venture, net	4,940	(28,955)
Net cash used to settle stock-based awards	(337)	(740)
Repurchase of common stock	—	(427,448)
Repayments of long-term debt	(750)	(148,926)
Income tax benefit from exercise of stock options	670	517

Net cash used in financing activities	(5,976)	(416,967)

Effect of exchange rate changes on cash	228	1,478

Increase (decrease) in cash and cash equivalents	123,243	(348,407)
Cash and cash equivalents at the beginning of the period	198,934	514,162

Cash and cash equivalents at the end of the period	$322,177	$165,755

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MUELLER INDUSTRIES, INC.
Reconciliation of Net Income as Reported to Pro Forma Without Gain on Sale of
Plastic Fittings Manufacturing Assets and Impairment Charges
(Unaudited)

Earnings attributable to normal operations without the gain on sale of plastic fittings manufacturing assets and impairment charges is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the gain on sale of plastic fittings manufacturing assets and impairment charges is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  Reconciliation of earnings attributable to normal operations without the gain on sale of plastic fittings manufacturing assets and impairment charges to net income as reported is as follows:

	For the Quarter Ended September 28, 2013
		Impact of
(In thousands, except per share data)	As Reported	Gain on Sale of Plastic Fittings Manufacturing Assets	Impairment Charges	Pro Forma

Operating income	$67,210	$39,765	$(4,304)	$31,749

Interest expense	(1,243)	—	—	(1,243)
Other income, net	842	—	—	842

Income before income taxes	66,809	39,765	(4,304)	31,348
Income tax expense	(26,816)	(16,845)	1,719	(11,690)

Consolidated net income	39,993	22,920	(2,585)	19,658

Net income attributable to noncontrolling interest	(129)	—	—	(129)

Net income attributable to Mueller Industries, Inc.	$39,864	$22,920	$(2,585)	$19,529

Diluted earnings per share	$1.41	$0.81	$(0.09)	$0.69

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